Contact: Ginger Harbour VP – Director of Marketing Phone: (205) 981-7837 Fax: (205) 991-2828	PO Box 520 Kosciusko, MS 39090 www.mfbank.com

PRESS RELEASE

First M&F Corporation names Scott M. Wiggers Vice Chairman of the Board of Directors

Kosciusko, MS - First M&F Corporation (NASDAQ: FMFC) announced today that Scott M. Wiggers has been named Vice Chairman of the Board of Directors.  Mr. Wiggers will also retain his role as President of First M&F Corporation.  Wiggers, a native of Columbus, Georgia, is a graduate of William Carey College and the LSU School of Banking of the South.  Prior to joining the M&F Bank staff in 1974, Scott was employed by the Federal Deposit Insurance Corporation for six years.  He worked in various positions within the bank before being elected President in 1988.  Concurrently with his promotion to Vice Chair, Mr. Wiggers is relinquishing his role as President of M&F Bank.

Active in civic affairs, Scott is a member of the Kosciusko Lions Club and the Attala County Chamber of Commerce, and he has served as past President of both organizations.  He serves as Secretary of the Attala County Republican Party Executive Committee and is a member of the State of Mississippi Guaranty Pool Board and the Mississippi Higher Education Assistance Corporation.  He was named Attala County’s Outstanding Citizen in 1984 and received the Boy Scouts District Award of Merit in 1993.  Scott and his wife Faye have two children, Kimberly and Alison, and they are members of First Baptist Church in Kosciusko.

About First M&F Corporation
First M&F Corporation, headquartered in Kosciusko, Mississippi, is a full service provider of banking, trust, securities brokerage and insurance products and services. M&F has $1.6 billion in assets and has 50 bank branches and 9 insurance agency locations serving customers throughout Mississippi, Tennessee, Alabama, and Florida.  M&F is a publicly held company and is traded on the NASDAQ National Market System under the symbol FMFC.

FOR IMMEDIATE RELEASE – DECEMBER 12, 2008